EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2019 Financial Results

ENGLEWOOD, Colorado — August 19, 2019 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its second quarter ended June 30, 2019.

2019 Financial Results Highlights:

•                  Second quarter revenue was $6.3 million

•                  Year-to-date 2019, the Company has generated positive cash flow from operations

•                  During the second quarter, the Company incurred a non-cash charge related to the impairment of goodwill of $6.7 million associated with our past acquisitions and triggered by the recent decline in the market capitalization of the Company

•                  Second quarter operating and net loss was $7.0 million and, excluding the goodwill impairment, operating loss and net loss would have been $0.3 million

•                  The Company reported for the second quarter positive Adjusted EBITDA of $0.1 million

•                  Continued strategic investments to enhance R&D activities, sales and marketing initiatives, and global business development to drive long-term growth in revenues

“Our 2019 second-quarter results, although slightly lower than our expectations and prior quarters, were not surprising as we continue to execute on our transformation towards a brighter future. Although revenue growth has been slower to develop than we would have liked, we are dedicated to building a stronger company through further investment in research and development as well as in marketing and sales-related initiatives to service our existing clients better and reach new ones. All of us at Evolving Systems remain focused on enhancing our business and creating long-term value,” said Matthew Stecker, Chief Executive Officer and Chairman of Evolving Systems.

2019 Results:

Total revenue for the second quarter ended June 30, 2019 was $6.3 million, a $1.9 million or approximately 23.1% decrease over the comparable year-ago period. Total revenue for the six months ended June 30, 2019 was $13.0 million or approximately a 20.5% decrease over the same period a year ago. Services revenue, which includes revenues from the company’s preference for Managed Services over perpetual licensing, comprised approximately 96% and 93% of total revenues for the three months ended and six months ended June 30, 2019 respectively.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 68.0% for the six months ended June 30, 2019 as compared to gross profit margins of approximately 65.0% for the six months ended June 30, 2018. The increase in gross margins is primarily due to the decreased hours worked on client projects, as staff was used to support internal efforts, including product development and a reduction in expenses.

In accordance with Accounting Standards Codification (ASC) 350 “Intangibles Goodwill and Other” we are required to test our goodwill and other indefinite-lived intangible assets for impairment at interim reporting periods when a triggering event is identified. During the second quarter of our fiscal year of 2019, our market capitalization declined to a level that was less than the net book value of our stockholders’ equity. In 2018, the company adopted guidance provided by ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating the second step from the quantitative goodwill impairment test, and allows for annual or interim goodwill impairment testing to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge will then be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the carrying value of goodwill. Given the sustained decline in the market capitalization of our common stock during the second quarter of 2019, a triggering event was identified and we performed an interim goodwill impairment test. Management considered that, along with other possible factors affecting the assessment of the Company’s reporting unit for the purposes of performing a goodwill impairment assessment, including management assumptions about expected future revenue forecasts and discount rates, changes in the overall economy, trends in the stock price, estimated control premium, other operating conditions, and the effect of changes in estimates and assumptions could materially affect the determination of fair value and goodwill. As a result of the significant decline in the current market capitalization and, despite any of the other positive factors contemplated and the absence of any changes in our business operations, the outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill for the remaining carrying value of $6.7 million in the unaudited condensed consolidated financial statements.

Total operating expenses were $11.1 million in the quarter ended June 30, 2019. Excluding the goodwill impairment, the Company’s operating expenses were $4.4 million, a decrease of approximately $0.6 million, as compared to $5.0 million in the corresponding year-ago period. The decrease was primarily related to the reduction in professional fees, with lower legal and accounting fees as well as lower incentive compensation expense compared to the prior period a year ago. Total operating expenses were $16.5 million for the six months ended June 30, 2019. Excluding the goodwill impairment, the operating expenses were $9.8 million, an increase of approximately $0.3 million, as compared to $9.5 million in the corresponding six-month period in the prior year. The increase was related to our increased focus on product development and growing our global business development team, offset by a decrease in our general and administrative costs. Further, there were non-recurring charges of approximately $0.2 million recorded earlier in 2019, associated with complexities in the completion of our year end audit and other accounting services related to updating our global transfer pricing policies to include the acquired companies and fees for the submission of R&D tax credits refunded to our United Kingdom subsidiary.

The Company reported a second quarter operating loss of $7.0 million. Excluding the effect of the goodwill impairment, the operating loss would have been $0.3 million as compared to $0.2 million operating income for the three months ended June 30, 2019 and June 30, 2018, respectively. The loss was primarily related to the non-cash charge for the impairment of goodwill of $6.7 million. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $0.1 million for the quarter ended June 30, 2019 as compared to $0.6 million for the same period a year ago.

Cash and cash equivalents as of June 30, 2019 was $5.3 million, a decrease of $1.4 million or 21% compared to $6.7 million as of December 31, 2018. The decrease was primarily related to debt repayments as the Company generated positive cash flows from operations in 2019.  Contract receivables, net of allowance for doubtful accounts were $8.5 million, an increase of $0.7 million compared to December 31, 2018. Unbilled work-in-progress, net of allowance for doubtful accounts was $2.6 million and $3.0 million for the periods ended June 30, 2019 and December 31, 2018, respectively. Working capital as of June 30, 2019 decreased on a sequential basis to $4.4 million from $8.1 million as of December 31, 2018, due to the decrease in our cash and cash equivalents accounts from the payments of our outstanding debt and interest. Working capital also was decreased by the recording of a current liability of $0.4 million related to the adoption of Accounting Standards Update “ASU” 2016-2 on Topic 842 for the accounting of operating leases. In addition, we have recorded the full amount of our debt as short term due to the Company’s noncompliance with bank covenants while we are negotiating the restructuring of our terms. The Company has made every loan repayment in full, as originally scheduled within our loan agreement, and anticipates making all future payments. We believe there is ample cash on hand and liquidity in the working capital to fund our business and continued strategic investments.

Matthew Stecker concluded: “The first half of the year was focused on the transformation of Evolving Systems. Through investment in our product solutions and in our staff, we are in position to better support our global customers. We have been very clear that the key to future revenues lies in driving innovation and finding new opportunities within our existing customer base while, in parallel, winning new engagements. With a strong customer footprint and decades of proven performance we are now at a turning point and in the second half of this year we expect to begin capitalizing on our advantages. We have weathered the challenges of re-inventing ourselves and are confident that work will begin to bear fruit. At the same time, we continue to selectively seek new opportunities whether through potential accretive acquisitions, joint ventures or strategic partnerships to drive both top- and bottom-line performance and over the long-term to bring our shareholders long term value.”

Conference Call

The Company will be conducting a conference call and webcast on Monday, August 19, 2019 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 1583199. A telephone replay will be available through September 2, 2019 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 1583199. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q2 earnings call’ icon. A replay of the webcast will be accessible at that website through November 1, 2019. The webcast is also available by clicking the following link: https://edge.media-server.com/mmc/p/a9guxmwc.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, and expectations regarding the Company’s outstanding debt are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$5,310	$6,732
Contract receivables	8,469	7,757
Unbilled work-in-progress	2,575	3,044
Prepaid and other current assets	1,838	1,351
Income taxes receivable	1,357	1,137
Total current assets	19,549	20,021
Property and equipment, net	489	303
Amortizable intangible assets, net	4,075	4,550
Operating leases	1,416	—
Goodwill	—	6,738
Deferred income taxes	1,161	1,140
Total assets	$26,690	$32,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$4,267	$3,573
Accounts payable and accrued liabilities	5,225	4,483
Unearned revenue	5,642	3,911
Total current liabilities	15,134	11,967
Long-term liabilities:
Term loan, net	—	2,365
Lease obligations, net	1,056	—
Total liabilities	16,190	14,332

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,417	99,224
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,129)	(10,115)
Accumulated deficit	(77,547)	(69,448)
Total stockholders’ equity	10,500	18,420
Total liabilities and stockholders’ equity	$26,690	$32,752

EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUE
License fees	$253	$249	$967	$584
Services	6,003	7,888	11,986	15,711
Total revenue	6,256	8,137	12,953	16,295

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,160	2,891	4,105	5,748
Sales and marketing	1,693	1,599	3,759	3,236
General and administrative	1,206	2,188	3,006	3,928
Product development	1,204	955	2,493	1,808
Depreciation	64	48	89	81
Amortization	235	251	472	493
Goodwill impairment loss	6,687	—	6,687	—
Total costs of revenue and operating expenses	13,249	7,932	20,611	15,294

(Loss) income from operations	(6,993)	205	(7,658)	1,001

Other income (expense)
Interest income	4	2	9	30
Interest expense	(91)	(123)	(184)	(249)
Other expense	—	18	(12)	(13)
Foreign currency exchange gain (loss)	194	224	(67)	136
Other income (expense), net	107	121	(254)	(96)

(Loss) income from operations before income taxes	(6,886)	326	(7,912)	905
Income tax expense	96	167	187	262
Net (loss) income	$(6,982)	$159	$(8,099)	$643

Basic (loss) income per common share - net income	$(0.57)	$0.01	$(0.67)	$0.05

Diluted (loss) income per common share - net income	$(0.57)	$0.01	$(0.67)	$0.05

Weighted average basic shares outstanding	12,162	12,112	12,150	12,094
Weighted average diluted shares outstanding	12,162	12,124	12,150	12,145

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Net (loss) income	$(6,982)	$159	$(8,099)	$643
Depreciation	64	48	89	81
Amortization of intangible assets	235	251	472	493
Stock-based compensation expense	63	127	193	493
Goodwill impairment loss	6,687	—	6,687	—
Interest expense and other (benefit), net	(107)	(121)	254	96
Income tax (benefit) expense	96	167	187	262
Adjusted EBITDA	$56	$631	$(217)	$2,068

Non-GAAP net income:
GAAP net income	$(6,982)	$159	$(8,099)	$643
Amortization of intangible assets	235	251	472	493
Stock-based compensation expense	63	127	193	493
Goodwill impairment loss	6,687	—	6,687	—
Income tax adjustment for non-GAAP*	(51)	(68)	(116)	(231)
Non-GAAP (loss) net income	$(48)	$469	$(863)	$1,398

Diluted (loss) net income per share
GAAP	$(0.57)	$0.01	$(0.67)	$0.05
Non-GAAP	$(0.00)	$0.04	$(0.07)	$0.12
Shares used to compute diluted net income per share	12,162	12,124	12,150	12,145

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.